Exhibit 99.1

PBF Energy Chairman Comments on Renewable Fuels Standard

PARSIPPANY, N.J.--(BUSINESS WIRE)--April 15, 2013--PBF Energy Inc.’s (NYSE: PBF) Executive Chairman, Thomas D. O’Malley, commented, in an April 12 article published by Platts, on the rising cost of compliance with the Renewable Fuels Standard (RFS) through the purchase of RINs. RINs are renewable identification numbers attached to each gallon of renewable fuel produced and are used to ensure obligated parties are using the required quantities of renewable fuel in on-road fuels as mandated by the United States Environmental Protection Agency and the RFS. PBF Energy disclosed that it had expected to spend approximately $120 million on RINs in 2013 and that amount could increase by $30 to $40 million due to the rising cost of RINs.

PBF Energy believes that the additional costs to producers associated with RINs will, unfortunately and inevitably, be passed on to consumers as the industry and consumers are effectively forced to comply with the government’s policy of subsidizing renewable fuels.

Forward-Looking Statements

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’s (PBF Energy Inc. and subsidiaries) control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

CONTACT:
PBF Energy Inc.
Investors:
Colin Murray, 973-455-7578
ir@pbfenergy.com
or
Media:
Michael C. Karlovich, 973-455-8994
mediarelations@pbfenergy.com